Exhibit 10.23

CHANGE IN CONTROL AGREEMENT

THIS AGREEMENT made effective as of the 10th day of March 2014

BETWEEN

ENCANA CORPORATION, a body corporate registered in the Province of Alberta (the “Corporation”)

OF THE FIRST PART

-and-

MICHAEL WILLIAMS, of the City of Calgary, in the Province of Alberta (the “Executive”)

OF THE SECOND PART

WHEREAS the Board of Directors of the Corporation (the “Board”) recognizes that the establishment and maintenance of a sound and vital management team is essential to the protection and enhancement of the best interests of the Corporation and its shareholders;

AND WHEREAS the Board further recognizes that an employee is most vulnerable at the point of termination of employment;

AND WHEREAS the Board further recognizes that, as is the case with many corporations, the possibility of a Change in Control of the Corporation could arise and create a climate of uncertainty among the Corporation’s senior executives, and could result in the distraction of such senior executives to the detriment of the Corporation and its shareholders;

AND WHEREAS the Board believes it is important, should the Corporation or its shareholders receive a proposal for transfer of control of the Corporation, that the Executive be able to assess and advise the Board whether such proposal would be in the best interests of the Corporation and its shareholders and to take such other action regarding such proposal as the Board might determine to be appropriate, without being distracted by the uncertainties of his own situation;

AND WHEREAS, in order to induce the Executive to remain in the employ of the Corporation and to assure the Corporation of his continued and undivided attention and services, notwithstanding any events which might result in a Change in Control of the Corporation, this Agreement, the principal terms of which has been previously approved by the Board, records certain benefits extended to the Executive.

NOW THEREFORE, in consideration of the covenants and agreements hereinafter set forth and for other good and valuable consideration (the receipt and sufficiency whereof are hereby acknowledged by each of the Parties), the Parties hereby mutually covenant and agree as follows:

1.0	Term of Agreement

1.1	Term. This Agreement shall commence on the date hereof and shall continue in effect through December 31, 2014; provided however that commencing on January 1, 2015 and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year during the Executive’s employment until such time as there shall occur a Change in Control of the Corporation and for a period of three years from the Effective Date of such Change in Control (the “Term”); provided, however, that if payment of compensation and benefits has begun under this Agreement, the payment of such compensation and benefits shall continue beyond the end of the Term in accordance with the applicable provisions of this Agreement.

2.0	Change in Control

2.1	Compensation and Benefits not until. The Parties acknowledge and agree that no compensation or benefits shall be payable to the Executive hereunder unless and until there shall have occurred both: (i) a Change in Control of the Corporation; and (ii) the termination of the Executive’s employment by the Corporation without Cause or by the Executive for Good Reason, in accordance with the terms of this Agreement.

2.2	“Change in Control”. For purposes of this Agreement, a “Change in Control” of the Corporation shall be deemed to have occurred if:

(a)	any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, or any persons acting jointly or in concert with the foregoing, is or becomes the beneficial owner directly or indirectly of, securities of the Corporation representing more than 30% of the combined voting power of the Corporation’s then outstanding securities entitled to vote in the election of the directors of the Corporation (the “Voting Shares”);

(b)	the Corporation shall have disposed of: (i) all or substantially all of its assets, such that shareholder approval was required under the Canada Business Corporations Act; or (ii) assets in any 12 month period representing 50% or more of the total assets of the Corporation, determined as of the date of the audited financial statements of the Corporation then most recently published;

(c)	pursuant to a single election or appointment or a series of elections or appointments over any period from and after the date of this Agreement: (i) those individuals who at the date of the Agreement constituted the Board, together with (ii) any new or additional director or directors whose nomination for election by the Corporation’s shareholders, or whose appointment to the Board by the Board, has been approved by at least 75% of the votes cast by all of the directors then still in office, who either were directors at the date of this Agreement or whose appointment or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board; or

(d)	the Board, by resolution duly adopted by the affirmative vote of a simple majority of the votes cast by the Board, determines that, for purposes of this Agreement, a Change in Control of the Corporation has occurred.

2.3	Employee Benefit Plans, etc. For the purposes of determining the percentage portion or fraction of Voting Shares under Section 2.2(a), securities beneficially owned or controlled or directed by an employee plan or related trust sponsored or maintained by the Corporation or its subsidiaries shall not be taken into account in the determination of the numerator but shall be taken into account in the determination of the denominator.

2.4	When Compensation and Benefits Payable. Upon the occurrence of both: (i) a Change in Control of the Corporation; and (ii) the termination of the Executive’s employment by the Corporation without Cause or by the Executive for Good Reason, as contemplated by the terms of this Agreement, the provisions of Section 5.0 hereof in respect of the compensation and benefits payable, as applicable, shall apply.

2.5	Definitions and Interpretation. For purposes of this Section 2.0:

(a)	the term “acting jointly or in concert” shall be interpreted in accordance with Section 159 of the Securities Act (Alberta), as amended; and

(b)	the term “beneficial ownership” shall be interpreted in accordance with Sections 5 and 6 of the Securities Act (Alberta) and “beneficial owner” shall have a corresponding meaning, except that for purposes of this Agreement, options and convertible securities granted by the Corporation to employees, officers or directors shall not be included in determining beneficial ownership or beneficial owner.

3.0	Definitions

For purposes of this Agreement and for purposes of determining such compensation and benefits as may be payable hereunder following the occurrence of a Change in Control of the Corporation, the following definitions shall apply:

3.1	“Affiliate”. “Affiliate” shall be interpreted in accordance with the definition of such term as contained in Section 2 of the Canada Business Corporations Act (Canada).

3.2	“Cause”. “Cause” means:

(a)

the substantial or material breach by the Executive of any policy or practices of the Corporation or the willful and continued failure by the Executive to substantially perform his duties with the Corporation or an Affiliate after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties, and the Executive fails to correct such failure to perform his duties within 30 days after such written demand is delivered to him; provided, however, that if such failure occurs after the happening of circumstances which would entitle the Executive to terminate for Good Reason, the same shall not constitute the basis for “Cause”; or

(b)	the willful engaging by the Executive in conduct which is dishonest or demonstrably and materially injurious to the Corporation or an Affiliate, monetarily or otherwise. For purposes of this definition, any action by the Executive or any failure on his part to act, shall be deemed “willful” when done (or omitted to be done) by the Executive not in good faith and if when done (or omitted to be done) the Executive had or ought to have had the reasonable belief that his action or omission would not be in the best interests of the Corporation or an Affiliate.

Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the Board, finding that in the good faith opinion of the Board, the Executive was guilty of conduct set forth in clause (a) or (b) of this Section and specifying the particulars thereof.

3.3	“Effective Date”. “Effective Date” means the date of the occurrence of the specified event constituting a Change in Control of the Corporation.

3.4	“Good Reason”. “Good Reason” means any of the following, unless the Executive shall have given his express written consent thereto:

(a)	Changed Duties or Status. The assignment to the Executive of any duties inconsistent with his status as a senior executive of the Corporation or a material alteration in the nature or status of his responsibilities or duties or reporting relationship from those in effect immediately prior to a Change in Control of the Corporation;

(b)	Reduced Salary. A reduction by the Corporation in the Executive’s annual base salary as in effect on the date hereof (or as the same may be increased from time to time);

(c)	Relocation. The Corporation’s requiring the Executive to be based anywhere other than where the Executive is based at the time of a Change in Control of the Corporation, except for: (i) required travel on the Corporation’s business to an extent substantially consistent with the Executive’s business travel obligations in the ordinary course of business immediately prior to the Change in Control of the Corporation; or (ii) where the Executive is relocated or repatriated by the Corporation, such relocation as may be required by applicable law or performed in accordance with an agreed-upon assignment with the Corporation or an Affiliate;

(d)

Incentive Compensation Plans. Changes to the terms of the Corporation’s High Performance Results Plan (the “HPR Plan”) or any replacement short-term incentive plan in which the Executive is participating as of the Change in Control (the “Annual Incentive Plans”), the Corporation’s Employee Stock Option Plan

(“Option Plan”), Performance Share Unit Plan for Employees of Encana Corporation (“PSU Plan”), or Restricted Share Unit Plan for Employees of Encana Corporation (“RSU Plan”) or to such other long-term incentive plans in which the Executive may be participating prior to the Change in Control of the Corporation, which would have the effect of materially reducing the Executive’s aggregate potential incentive compensation, except in circumstances where the Corporation alters or reduces the opportunity for potential incentive compensation available under such plans for all senior executives of the Corporation,

(e)	Pension Plan. Benefit Plans and Perquisites. The failure by the Corporation to continue to provide the Executive:

(i)	with pension and related benefits substantially similar as those enjoyed by him under the Encana Corporation Canadian Pension Plan and the Encana Corporation Canadian Defined Contribution Savings Plan (collectively, the “Encana Pension Plans”), except for across-the-board reductions in, or amendments to, such benefits similarly affecting all senior executives of the Corporation and relating to service or employment after the date upon which such reduction or amendment is announced; or

(ii)	with benefits substantially similar to those enjoyed by him under any other retirement arrangement established for the Executive, except for across-the-board reductions in, or amendments to, such benefits similarly affecting all senior executives of the Corporation and relating to service or employment after the date on which such reduction or amendment is announced; or

(iii)	with benefits at least substantially similar to any of the Corporation’s life insurance, medical, health and accident, disability or investment plans in which the Executive may participate at the date hereof or subsequently, or the taking of any action by the Corporation that would directly or indirectly materially reduce any such benefits or deprive the Executive of any material perquisite enjoyed by him, except for across-the-board reductions in such benefits or comparable benefits similarly affecting all senior executives of the Corporation; or

(iv)	with the number of paid vacation days to which the Executive is entitled in accordance with the normal vacation policy in effect in respect of the Executive as of the date hereof or subsequently;

(f)	Deferred Compensation. The failure by the Corporation to pay the Executive any portion of his then current compensation without his consent except pursuant to an across-the-board compensation deferral similarly affecting all senior executives of the Corporation or the failure by the Corporation to pay to the Executive any installment of deferred compensation at the time such installment is due under any deferred compensation program of the Corporation;

(g)	No Assumption by Successor. The failure of the Corporation to obtain a satisfactory agreement from a successor to assume and agree to perform this Agreement as contemplated by Section 7.0 hereof, or if the business or undertaking in connection with which the Executive’s services are principally performed is sold at any time after a Change in Control and the Executive’s employment is transferred as a result, the purchaser of such business shall fail to agree to provide the Executive with the same or a comparable position, duties, compensation and benefits, as described in paragraphs (d) and (e) above, as provided to the Executive by the Corporation immediately prior to the Change in Control;

(h)	Disposition of “All or Substantially All”. The disposition by the Corporation of all or substantially all of the assets of the Corporation.

4.0	Notice of Termination; Date of Termination

4.1	Notice of Termination. Any termination of the Executive’s employment either by the Executive for Good Reason or by the Corporation for Cause or without Cause, as applicable, shall be communicated by written Notice of Termination to the Executive or to the Corporation, as the case may be, in accordance with Section 8.0 hereof.

4.2	Content of Notice of Termination. The “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon by the Executive or the Corporation, as the case may be, and shall set forth in reasonable detail the facts and circumstances claimed as the basis for the Executive’s terminating his employment or the Corporation’s terminating the Executive’s employment, as the case may be. The Executive’s failure to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of “Good Reason” shall not result in a waiver of his rights hereunder or preclude him from subsequently asserting such fact or circumstance in enforcing his rights hereunder.

4.3	Date of Termination. The “Date of Termination” shall mean if the Executive’s employment is terminated by the Corporation without Cause or by the Executive for Good Reason, the date specified in the Notice of Termination (which, in the case of termination by the Executive for Good Reason, shall be not less than 15 days nor more than 60 days from the date such Notice of Termination is given).

4.4	Notice Required. For the purposes of this Section 4.0, any purported termination of the Executive’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 4.2 hereof shall not be effective.

5.0	Compensation and Benefits following Change in Control

Following both: (i) a Change in Control of the Corporation; and (ii) the termination of the Executive’s employment by the Corporation without Cause or by the Executive for Good Reason, in accordance with the terms of this Agreement, the Corporation shall cause to be provided to the Executive in exchange for the Executive’s execution and return to the Corporation of a General Release on such date and in such form as may be provided to the Executive by the Corporation, acting reasonably, the following benefits in full satisfaction of all of the Corporation’s obligations to the Executive:

(a)	Accrued Compensation and Payment Date. The Corporation shall pay the Executive, in a lump sum, not later than the 30th business day following the Date of Termination (the “Payment Date”), his full base salary through the Date of Termination at the rate in effect at the time the Notice of Termination is given.

(b)	Severance Payment, Severance Period and Severance Salary Rate. In lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination, the Corporation shall pay to the Executive, on account of both compensation in lieu of notice and loss of office, not later than the Payment Date, a lump sum severance payment (the “Severance Payment”) equal to the amount of base salary the Executive would have earned had he continued to be employed until the end of the 24th full calendar month following the Date of Termination (the “Severance Period”) assuming that the Executive’s rate of monthly base salary during the Severance Period would be equal to the highest monthly rate of base salary which was payable to him by the Corporation or an Affiliate during the 24th month period immediately preceding the Date of Termination (the “Severance Salary Rate”).

(c)	Investment Plan. The Corporation shall pay the Executive the maximum contribution the Corporation would have been required to make on behalf of the Executive to the Corporation’s Canadian Investment Plan in respect of the Severance Period if the Executive had remained fully employed and elected to have the Corporation match his Investment Plan contribution, determined as if the Executive continued to make contributions to the Corporation’s Investment Plan at a rate equal to the contributions actually made by him under the Investment Plan in the last complete calendar year immediately preceding the Date of Termination. This payment will be made in cash, in a lump sum, on the Payment Date.

(d)

Annual Incentive Plans. The Corporation shall pay to the Executive, in cash, in a lump sum, no later than the Payment Date, an amount in lieu of his participation in the Annual Incentive Plans in which he is participating as of the Notice of Termination, such payment to be equal to: (i) two times the average of the annual amounts paid to the Executive under the Annual Incentive Plans (excluding for greater certainty any special awards thereunder) in respect of the three complete fiscal years of the Corporation immediately preceding the Date of Termination, and (ii) (in cases where the Date of Termination is not the end of a fiscal year), a pro rata payment for the number of days which have elapsed in the fiscal year in which the Date of Termination occurs, based on the same calculation described above. For the purposes of this Section 5.0(d), where the Date of Termination is prior to the completion of three complete fiscal years of amounts payable to the Executive under the Annual Incentive Plans, the average of amounts paid to the Executive under such Plans shall be determined based the average of amounts paid to the Executive under such Plans for each complete fiscal year of the Corporation immediately preceding the Date of Termination.

(e)	Performance Share Unit Plan. In respect of the Executive’s entitlements under the Corporation’s PSU Plan, Performance Share Units (“PSUs”) granted to the Executive as at the effective date of such Change in Control (as defined under the PSU Plan) shall become vested and paid as applicable and in accordance with the terms of the PSU Plan and corresponding PSU Grant Agreement(s).

(f)	Restricted Share Unit Plan. In respect of the Executive’s entitlements under the Corporation’s RSU Plan, Restricted Share Units (“RSUs”) granted to the Executive as at the effective date of such Change in Control (as defined under the RSU Plan) shall become vested and payable as applicable and in accordance with the terms of the RSU Plan and corresponding RSU Grant Agreement(s).

(g)	Option Plan and Employee Stock Appreciation Rights Plan. In respect of the Executive’s entitlements under the Corporation’s Option Plan or Employee Stock Appreciation Rights Plan (“ESAR Plan”), as applicable, all Stock Options (“Options”) and Stock Appreciation Rights (“SARs”) held by the Executive as at the Notice of Termination shall be impacted as follows:

(i)	All Time-Based Options or Time-Based SARs (as such terms are defined in the applicable and corresponding Option Grant Agreement(s) or the ESAR Plan, as applicable), granted to the Executive as at the effective date of such Change in Control (as defined under such plan documents) shall become vested and payable, as applicable, in accordance with the terms of the respective Option Plan or ESAR Plan (as applicable), and corresponding Grant Agreement(s); and

(ii)	Performance Options and Performance SARs (as such terms are defined in the applicable and respective Option Grant Agreement(s) or the ESAR Plan, as applicable) granted to the Executive as at the effective date of such Change in Control (as defined under such plan documents) shall become vested and payable, as applicable, in accordance with the terms of the respective Option Plan or ESAR Plan (as applicable), and corresponding Grant Agreement(s).

All Options and SARs which are vested as of the effective date of the Change in Control may be exercised for the lesser of their term (as defined in the Option Plan or SAR Plan, or corresponding Grant Agreement(s), as applicable) or 24 months following the Date of Termination.

(h)

Insurance Benefits. The Corporation shall continue to provide the Executive with the same level of life, disability, accident, dental and health insurance benefits the Executive was receiving or entitled to receive from the Corporation immediately prior to the Date of Termination until the end of the Severance Period; provided, however, that if for any reason such insurance benefit is not provided to the end of the Severance Period, a lump sum payment equal to the present value of the cost to the Corporation of providing such insurance shall be paid to the Executive. The contributions or premiums required to be paid by the Executive under such programs shall be payable by the Executive to the Corporation or to the insurer, as applicable, on the same basis as if the Executive continued to be employed during the Severance Period.

(i)	Vacation. The Corporation shall pay the Executive, in cash, in a lump sum, no later than the Payment Date, an amount equal to all accrued but unused vacation determined as of the Date of Termination. The amount of such payment shall be determined based upon the Executive’s Severance Salary Rate. In no event shall the amount of vacation time to which the Executive is entitled be less than the amount to which he would have been entitled under the vacation policy in effect as of the Change in Control.

(j)	Career Counselling. At the Executive’s request, the Corporation shall provide the Executive with career counselling services at a maximum cost to the Corporation of $15,000 per annum. Such services shall be provided until the Executive obtains subsequent employment or establishes his own business activity or to the end of the Severance Period, whichever is earliest. The Executive shall be entitled to obtain such services from the recognized professional career counselling firm of his choice in the major metropolitan area in or nearest to where he resides at the time he begins to use such services. In order to ensure the provision of such services, the Corporation and the Executive shall enter into a contract with the career counselling services firm, pursuant to which such firm shall provide the Executive with the career counselling services required herein.

(k)	Annual Allowance. The Corporation shall pay to the Executive no later than the Payment Date an amount equivalent to two times the annual allowance to which he is entitled as of the date of the Notice of Termination.

(l)	Financial Counselling. The Corporation shall, during the Severance Period, continue to provide the Executive with the same financial counselling benefits as those to which he was entitled as of the Change in Control. Such services shall be provided throughout the Severance Period, including the preparation of his tax return(s) for himself for the taxation year during which the Severance Period ends. To ensure the provision of such services, the Corporation and the Executive shall, as soon as practicable, enter into a contract with the financial counselling services firm, pursuant to which such firm shall provide the Executive with the financial counselling services required herein.

(m)

Executive Medical. The Corporation shall continue to provide the Executive with the same executive physical examination benefits as those to which he was entitled as of the Change in Control. Such benefits shall be provided for the duration of the Severance Period. In order to ensure the provision of such benefits, the Corporation and the Executive shall, as soon as practicable, enter into a contract with a medical services firm, pursuant to which such firm shall provide the Executive with the executive physical examination services required herein.

(n)	Professional Membership Fees. To the extent not already paid to the Executive under Section 5.0(k), the Corporation shall pay the Executive, in cash, in a lump sum, no later than the Payment Date, an after-tax amount equal to the present value of the cost of membership fees for membership in professional organizations related to his position and duties with the Corporation that he would have incurred throughout the Severance Period that would have been payable or reimbursable by the Corporation under the terms of its policy in effect as of the Change in Control had he continued to be employed during the Severance Period, assuming that the annual cost of such fees was equal to the amount reimbursed or paid by the Corporation for the year preceding the year in which a Notice of Termination is delivered.

(o)	Pension Benefits. In addition to the benefits which the Executive is entitled under the Encana Pension Plans, or any retirement arrangement established by the Corporation for the Executive with his consent:

(i)	The Executive will be credited with pensionable contributions in the Encana Corporation Canadian Defined Contribution Savings Plan (the “Supplemental Pension Plan”), as may be amended from time to time or any successor plan thereto, for each of the 24 months included in the Severance Period;

(ii)	For purposes of Section 5.0(o)(i), the Executive’s pensionable earnings shall be calculated based on the lesser of: (i) 40% of the Executive’s Severance Salary Rate; and (ii) the average of the annual amounts paid to the Executive under the Annual Incentive Plans (excluding, for greater certainty, any special awards) in respect of the three complete fiscal years of the Corporation immediately preceding the Date of Termination, or such annual average amount as calculated in accordance with Section 5.0(d) hereof;

(iii)	On or prior to the 15th business day following the Date of Termination, the Executive will receive a lump sum cash payment of his accrued entitlements under the Supplemental Pension Plan, payable on the Payment Date, such amount to be determined: (A) without any gross up or other adjustment for income tax and not taking into account the nonregistered status of the Supplemental Pension Plan, and (B) assuming the Executive’s accrued entitlement under the Supplemental Pension Plan is fully vested.

(p)

Legal Fees and Expenses. The Corporation shall pay the Executive’s legal or professional fees and expenses incurred by him as a result of his termination (including actual legal fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this

Agreement) up to $100,000. Such fees shall be reimbursed by the Corporation reasonably promptly following receipt of a copy of any invoice from the Executive evidencing the payment by the Executive of such fees. In addition, the Corporation will pay legal fees and expenses incurred by the Executive as a result of his termination that are in excess of $100,000 (including actual legal fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement) if a court or other tribunal finds in favour of the Executive.

(q)	Deductions. The Executive agrees that benefits and payments to which he is entitled pursuant to this Agreement are subject to deductions or other source withholdings as may be required by law.

(r)	Calculations. For purposes of determining the present value of an amount, other than for purposes of Section 5.0(o) above, the interest rate to be used shall be the yield for five year constant maturity Canadian government bonds for the current week taken from the most recent weekly Canadian Debt Strategy published by ScotiaMcLeod Inc. or, if for any reason that report is not available at the relevant time, the most recent weekly report published by another recognized Canadian publisher of a report of similar standing chosen by the Corporation. Calculations of pension amounts payable under this Agreement shall be subject to verification by the Corporation’s actuarial consultants.

(s)	No Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Section by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided to the Executive by the Corporation referred to in this Section be reduced by any compensation earned by, or benefits paid to, the Executive as the result of employment, whether by another employer or self-employment, or by pension benefits after the Date of Termination, or otherwise, except as specifically provided in this Section

6.0	Entire Agreement

6.1	This Agreement constitutes the entire agreement between the Parties hereto concerning change in control benefits and obligations and supersedes all prior agreements or understandings. There are no representations or warranties, express or implied, or any conditions or collateral or implied agreements which apply to or govern benefits or obligations relating to a change in control of the Corporation between the Parties other than as are expressly set forth or referred to herein. For greater certainty, all change in control agreements or contracts in existence prior to the date hereof are terminated and replaced by this Agreement. This Agreement cannot be amended except by a written agreement executed by the Parties hereto.

7.0	Successors; Binding Agreement

7.1	Assumption by Successors. The Corporation will require any successor corporation (whether direct or indirect, and whether by purchase, merger,

consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to expressly assume and to agree to perform this Agreement in the same manner and to the same extent as the Corporation, as if no such succession had taken place, and to the extent that the Corporation has not already satisfied an obligation hereunder. Failure of the Corporation to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Corporation in the same amount and on the same terms as the Executive would be entitled to if the Executive were to terminate the Executive’s employment for Good Reason following a Change in Control of the Corporation, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, “Corporation” shall mean the Corporation as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

7.2	Enforceability by Beneficiaries. This Agreement shall enure to the benefit of and be enforceable by the Parties hereto and their respective heirs, legal or personal representatives, successors and assigns and if the Executive should die while any amount would still be payable to him hereunder if he had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designee or, if there is no such designee, to his estate.

8.0	Notices

8.1	Notices. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing, shall be deemed to have been duly given when delivered or sent by facsimile, charges prepaid and confirmed in writing or on the third business day after having been sent by registered mail, postage prepaid, as follows:

If to the Corporation:

Encana Corporation

500 Centre Street S.E.

Calgary, Alberta

T2P 2S5

Attention: Executive Vice-President and General Counsel

Facsimile: (403) 645-4617

If to the Executive:

XXXX XXXX

XXXX XXXX XXX XXX

Attention: Michael Williams, Executive Vice-President, Corporate Services

Each of the Corporation and the Executive may from time to time change its address for notice by notice to the other Party given in the manner aforesaid.

9.0	Subject to Clawback Policy

9.1	Notwithstanding any other provision herein, the Executive acknowledges and agrees that entitlements to any and all incentive compensation hereunder (including any portion thereof) and/or any payments in respect thereof shall be expressly subject to the terms and conditions of the Corporation’s “Incentive Compensation Clawback Policy” (the “Policy”), attached hereto as Schedule “A”, as same may be amended by the Corporation from time to time. Without limiting the generality of the foregoing, the provisions of this Agreement shall at all times be interpreted so as to be expressly subject to the provisions of the Policy.

10.0	Tax & 409A Compliance

10.1	This Agreement and any payment, distribution or other benefit hereunder shall comply with applicable law including, as applicable, all requirements of the Income Tax Act (Canada) any related regulations or other guidance promulgated by the Canada Revenue Agency, the Internal Revenue Code of 1986, as amended (the “Code”), including, without limitation Section 409A thereof any exemption or exclusion therefrom, as well as any related regulations or other guidance promulgated by the U.S. Department of the Treasury or the Internal Revenue Service (“Section 409A”) and, to the extent applicable, shall in be administered in accordance with Section 409A all respects; provided, that for the avoidance of doubt, this provision shall not be construed to require a gross-up payment in respect of any taxes, interest or penalties imposed on Executive as a result of Section 409A.

10.2	For purposes of this Agreement, to the extent Section 409A is applicable, Executive shall not be deemed to have terminated employment unless and until a separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)) has occurred. If Executive is a “specified employee” under Section 409A, no payment, distribution or other benefit provided pursuant to this Agreement constituting a deferral of compensation (within the meaning of Treasury Regulation Section 1.409A-1(b)) that is required to be delayed to comply with Code Section 409A(a)(2)(B)(i) shall be provided before the date that is six months after the date of such separation from service (or, if earlier than the end of such six-month period, the date of death of the specified employee). Any payment, distribution or other benefit that is delayed pursuant to the prior sentence shall be paid on the first business day following the six-month anniversary of the separation from service.

10.3

To the extent Section 409A is applicable, in no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. Any provision that would cause this Agreement or a payment, distribution or other benefit hereunder to fail to satisfy the requirements of Section 409A shall have no force or effect and, to the extent an amendment would be effective for purposes of Section 409A, the parties agree that this Agreement shall be amended to comply with Section 409A. Such amendment shall be retroactive to the extent permitted by Section 409A.

Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A.

10.4	To the extent Section 409A is applicable, all reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during the time period specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made not later than the last day of Executive’s taxable year following the taxable year in which such expense was incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Notwithstanding anything in this Agreement to the contrary, with respect to payment of legal fees and expenses pursuant to Section 5(p) hereof, if the court or other tribunal has not yet found in favour or against the Executive prior to the last day of Executive’s taxable year following the taxable year in which such fees and expenses were incurred, such fees and expenses will be paid on the last day of such taxable year following the taxable year in which such fees and expenses were incurred. If such court or other tribunal does not ultimately find in favour of the Executive, the Executive will repay to the Corporation as soon as practicable, but in no event more than 90 days after the court or other tribunal renders its ruling, any amounts paid or reimbursed pursuant to the prior sentence that would not have been paid or reimbursed pursuant to Section 5(p) but for the prior sentence.

10.5	In the event a payment made to the Executive hereunder would constitute an “excess parachute payment” subjection to Section 280G of the Code, such payment shall be reduced to the highest level such that the payment shall no longer constitute an “excess parachute payment”, and the amount of such reduction shall be forfeited by the Executive. The determination as to whether any payment hereunder is an “excess parachute payment” shall be made by the Board in its sole discretion in good faith.

11.0	Miscellaneous

11.1	Amendment and Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing. No waiver by either Party hereto of, or in compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

11.2	Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the Parties shall be governed by, the laws of the Province of Alberta.

11.3	Currency. All amounts in this Agreement are stated in and shall be paid in Canadian currency.

11.4	Gender and Number. Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing one gender include the other gender.

12.0	Validity

12.1	The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13.0	Counterparts

13.1	This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same Agreement.

14.0	Headings

14.1	The division of this Agreement into sections, subsections and clauses, or other portions hereof and the insertion of headings or subheadings, are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

15.0	Time of the Essence

15.1	Time shall be of the essence in this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed effective as of the date first above written.

ENCANA CORPORATION

Per:	/s/ Douglas J. Suttles

Douglas J. Suttles
President & Chief Executive Officer

Per:	/s/ Michael Williams

Michael Williams
Executive Vice-President,
Corporate Services

/s/ Carol Schmaltz

Witness

SCHEDULE “A”

INCENTIVE COMPENSATION CLAWBACK POLICY:

By resolution of the Board of Directors (the “Board”) of Encana Corporation (“Encana” or the “Corporation”), this Policy is effective as of this 22nd day of October, 2012 (the “Effective Date”).

This Policy applies to the President & Chief Executive Officer and each Executive-Vice President of the Corporation and any individual who serves in either such capacity on or following the Effective Date (collectively, the “Executive”). References in this Policy to the “Corporation” include, where applicable, any affiliate thereof.

This Policy has been adopted to enhance the Corporation’s alignment with best practices in respect of risk management and executive compensation and shall be, at all times, subject to and interpreted in a manner consistent with applicable laws or the rules of any applicable stock exchange (collectively, “Applicable Rules”).

This Policy applies to “Incentive-Based Compensation” which, for the purposes of this Policy, means compensation relating to the achievement of performance goals or similar conditions, excluding salary, perquisites, benefits and pension entitlements, and including, without limitation, any award or grant of or any eligibility, entitlement or gain of, an Executive under the Corporation’s: (i) High Performance Results Plan, or any other short-term incentive plan; or (ii) Long-Term Incentive (“LTI”) program including, without limitation, Employee Stock Option Plan, Employee Stock Appreciation Rights Plan, Performance Share Unit Plan, Restricted Share Unit Plan and Deferred Share Unit Plan, as each may be amended from time to time (including any performance-based grants under any such plans). For greater clarity, this Policy shall not apply to any Incentive-Based Compensation awarded, granted or paid to an Executive prior to the Effective Date.

Where:

•	the Corporation is required to prepare an accounting restatement due to its material non- compliance with any financial reporting requirement under applicable securities laws (the “Restatement”), (the date upon which the Corporation is required to prepare such Restatement is hereinafter the “Restatement Date”);

•	the Executive received Incentive-Based Compensation referable to the financial years subject to the Restatement in excess of what the Executive would have been paid under the Restatement (the “Overcompensation Amount”); and

•	the Executive engaged in gross negligence, intentional misconduct or fraud which caused or significantly contributed to the Corporation’s material non-compliance with applicable securities laws which resulted in the requirement for the Restatement;

the Board shall be entitled:

•	where and to the extent the Overcompensation Amount has been previously paid, transferred or otherwise made available to the Executive, to require the Executive, by written demand, to reimburse the Corporation for the Overcompensation Amount; and

•

where all or a portion of the Overcompensation Amount has not been paid, transferred or otherwise made available to the Executive, the right of the Executive to be so paid or have such benefit transferred or otherwise made available to him or her shall, to the extent required to reimburse the Corporation for such Overcompensation Amount, immediately terminate and be forfeited by the Executive and where required, cancelled by the Corporation to such extent and upon such date as may be specified by the Board; and

•	to the extent the Overcompensation Amount is not immediately recovered upon demand from the Executive, whether via direct reimbursement, forfeiture and/or cancellation, to require a sufficient quantity or value of any compensation owing by the Corporation to the Executive including, without limitation, any unvested or unexercised awards under the LTIs (the “Outstanding LTIs”), be immediately withheld and/or irrevocably cancelled by the Corporation to compensate for (or set off the value of same against) the Overcompensation Amount or any unrecovered portion thereof, and to bring any other actions against the Executive which the Board may deem necessary to recover the Overcompensation Amount.

The period of time during which the Corporation shall be entitled to seek recovery of the Overcompensation Amount from the Executive shall be three (3) years from the Restatement Date. Recoupment of Overcompensation Amounts under this Policy shall be initiated by the Corporation at the request of the Board, and all amounts recoverable or payable hereunder shall be paid to the Corporation or as directed by the Board.

If Applicable Rules require the Corporation to adopt a policy or provisions relating to the recoupment or recovery of incentive-based or other compensation based on restated financial statements which are inconsistent with or materially differ from this Policy and the Board adopts such policy or provisions to comply with Applicable Rules (the “New Policy”), such New Policy shall replace and supersede this Policy and shall apply to Incentive-Based Compensation granted or awarded to the Executive following the effective date of the New Policy. Subject to Applicable Rules, this Policy shall continue to apply to Incentive-Based Compensation granted or awarded to the Executive prior to the effective date of the New Policy. This Policy may be terminated at any time by the Board.